EXHIBIT 99.1

Contacts
Lynn Amos
704.587.8409
Mark Hadley
704.587.8886

Polypore Announces Fourth Quarter And Fiscal Year 2004 Results

CHARLOTTE, N.C. — March 2, 2005 — Polypore, Inc. announces pro forma net sales for the twelve months ended January 1, 2005 of $490.4 million, an 11% increase compared to actual net sales of $441.1 million in the fiscal year 2003. Net sales for the quarter ended January 1, 2005 were $104.9 million, a decrease of 14% compared to net sales of $122.1 million for the same quarter in 2003. Pro forma net income for fiscal 2004 was $17.0 million compared to fiscal 2003 actual net income of $45.3 million. Net loss for the fourth quarter of 2004 was $5.3 million compared to net income of $17.6 million in the fourth quarter of 2003.

Additionally, Polypore announces that on February 28th it made an optional prepayment of approximately $25.0 million (22.2 million U.S. dollars and 2.16 million euros) in principal on the term loans under its bank credit facility, reducing the outstanding balance on its term loans to approximately 346.0 million U.S. dollars and 33.7 million euros as of February 28, 2005.

“2004 has been another strong year for Polypore,” commented Frank Nasisi, President and Chief Executive Officer of Polypore, Inc. “During 2004, a year in which we achieved 11% sales growth, our results were front end weighted due to two main factors. The first factor was in our lithium ion battery separator business where we saw a red hot Asian market, particularly in China, carry over from late 2003 into the first half of 2004. The market cooled off in the second half of the year as tightening in economic policies caused many of these manufacturers to reduce inventory levels and production. The second factor contributing to these quarterly fluctuations was a restructuring charge taken in our hemodialysis business primarily in the third quarter to better align our cost structure with anticipated product demand after the loss of a customer. We expect that the restructuring will begin to reduce operating expenses in the first quarter of 2005 and become fully effective by year end 2005. In 2005, we anticipate that the lithium battery market will normalize and that the restructuring in our hemodialysis business along with other efficiency and new product initiatives will benefit our bottom line in 2005 and beyond.”

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a key measurement in our credit agreement, was $158.8 million for full year 2004, an increase of 17% compared to adjusted EBITDA of $135.6 million in full year 2003. Adjusted EBITDA for the fourth quarter of 2004 was $31.5 million compared with $37.2 million in the fourth quarter of 2003. EBITDA and adjusted EBITDA are defined and reconciled to generally accepted accounting principles below.

Year To Date Results
On May 13, 2004, Polypore and its stockholders consummated a stock purchase agreement with PP Acquisition Corporation, a subsidiary of Polypore International, Inc., pursuant to which PP Acquisition Corporation purchased all of the outstanding shares of the Company’s capital stock (the “Transaction”). At the time of the closing of the acquisition, PP Acquisition Corporation merged with and into Polypore, with Polypore as the surviving corporation. The information presented in this release for the twelve-month period ended January 1, 2005 (“fiscal 2004”) is pro forma and has been derived by combining the statement of operations for the period from January 4, 2004 through May 1, 2004 (pre-transaction) with the period May 2, 2004 through January 1, 2005 (post-transaction) and applying the pro forma adjustments for the acquisition of Polypore by PP Acquisition Corporation. The pro forma results of operations for the twelve months ended January 1, 2005 include adjustments for depreciation, amortization and interest expense associated with the Transaction and the related income tax effect of these adjustments. The pro forma results exclude non-recurring costs of $5.3 million for the write-off of in-process research and development costs and $19.0 million for the sale of inventory that was written up in purchase accounting for the acquisition.

Pro forma net sales for fiscal year 2004 was $490.4 million, an 11% increase compared to actual sales of $441.1 million in fiscal year 2003. This $49.3 million increase is attributable to a $37.6 million increase in our energy storage segment and a $11.7 million increase in our separations media segment. The $37.6 million increase in energy storage was driven primarily by $14.6 million of growth in lithium battery separator sales, $10.6 million in lead-acid battery separator and other sales, and $12.4 million in positive impact from the dollar/euro exchange rate. The $11.7 million increase in separations media was driven primarily by $14.4 million in positive impact from the dollar/euro exchange rate plus growth in specialty and industrial products, offset by a $6.9 million decline in sales of healthcare products. The decline in healthcare products is primarily due to the loss of a hemodialysis customer that made the decision to outsource the manufacturing of its dialyzers to another company that does not currently source membranes from us.

Pro forma operating income for fiscal year 2004, excluding the $15.7 million restructuring charge ($1.8 million of which is an inventory write-off included in cost of goods sold) was $102.1 million compared to $85.8 million for fiscal year 2003. This increase in pro forma operating income is due to a pro forma gross profit increase of $23.2 million stemming primarily from higher sales in both of our business segments. This pro forma gross profit improvement was offset in part by an increase in pro forma selling, general and administrative expenses as cost decreases were offset by higher average foreign currency exchange rates and an increase in amortization resulting from the purchase price allocation in connection with the Transaction. Pro forma operating income for fiscal year 2004, including the restructuring charge, was $86.4 million.

Fourth Quarter Results
Net sales for the quarter ended January 1, 2005 were $104.9 million, a decrease of 14% compared to net sales of $122.1 million for the same quarter in 2003. This $17.2 million decrease is attributable to a $12.6 million decrease in our energy storage segment and a $4.6 million decrease in our separations media segment. The $12.6 million decrease in our energy storage segment was driven by a $9.4 million decrease in lithium battery separators and a $6.4 million decline in lead-acid battery separators and other product sales related to a change in product mix, offset by a $3.2 million positive impact from the dollar/euro exchange rate. The $4.6 million decrease in the separations media segment was driven by lower healthcare product sales, primarily from the loss of a hemodialysis customer earlier in 2004, offset by a $3.1 million positive impact from the dollar/euro exchange rate.

Operating income for the fourth quarter of 2004, excluding $0.3 million in restructuring charges and $0.5 million in purchase accounting adjustments, was $12.9 million compared to $25.1 million for the fourth quarter of 2003. This decrease in operating results is due primarily to reduced sales and production volumes in our lithium battery separator and hemodialysis businesses and $6.9 million in increased depreciation and amortization expense related to purchase accounting, offset by $7.9 million in cost savings. Operating income for the fourth quarter of 2004, including the restructuring charge and purchase accounting adjustment, was $12.1 million.

Polypore, Inc. will hold a conference call to discuss the results of the fourth quarter and fiscal year 2004 on Thursday, March 3, 2005 at 9:00 AM. You are invited to listen to the conference call that will be broadcast live over the internet at www.polypore.net. If you are unable to listen to the live webcast, the call will be archived on the website www.polypore.net. Additionally, a replay of the call will be available until 11:59 PM on Sunday, March 6, 2005 at 800-642-1687 (in the U.S.) or 706-645-9291 (outside the U.S.), access number 4165863.

Polypore, Inc., a wholly owned subsidiary of Polypore International, Inc., is a growing worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore’s products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Truly a global provider, Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore’s corporate offices are located in Charlotte, NC.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue developing innovative products; the increased use of synthetic hemodialysis filtration membranes by our customers; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; and absence of expected returns from the amount of intangible assets we have recorded. Additional information concerning these and other important factors can be found in the “Risk Factors” section of our Registration Statement on Form S-4 (registration No 33-119224) with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

Polypore, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands)

			Pro Forma*
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Jan. 1, 2005	Jan 3, 2004	Jan 1, 2005	Jan. 3, 2004

Net Sales	$104,864	$122,062	$490,362	$441,076
Cost of goods sold	75,935	74,906	313,539	285,631

Gross profit	28,929	47,157	176,823	155,445
SG&A / Other	16,509	22,054	76,566	69,684
Restructuring	318	—	13,899	—

Operating income (loss)	12,102	25,103	86,358	85,761

Other (income) expense:
Interest expense, net	15,857	6,307	56,651	21,521
Foreign currency and other	875	1,886	2,232	2,433
Other (income) expense	—	(1,017)	—	(2,287)

Income (loss) before income taxes	(4,630)	17,927	27,475	64,094
Income taxes	678	314	10,440	18,781

Net income	$(5,308)	$17,613	$17,035	$45,313

* The pro forma results of operations for the twelve months ended January 1, 2005 include adjustments for depreciation, amortization and interest expense associated with the Transaction and the related income tax effect of these adjustments. The pro forma results exclude non-recurring costs of $5.3 million for the write-off of in-process research and development costs and $19.0 million for the sale of inventory that was written up in purchase accounting for the acquisition.

Polypore, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	January 1, 2005	January 3, 2004

Assets:
Cash and equivalents	$31,684	$20,063
Other current assets	189,565	161,875
Property, plant and equipment, net	441,350	480,602
Intangibles, net	244,256	17,735
Goodwill	535,541	32,200
Other	21,267	18,167

Total assets	$1,463,663	$730,642

Liabilities and shareholders’ equity:
Current liabilities (including the $25 million optional prepayment)	$99,577	$100,988
Debt, less current portion	825,292	250,519
Other	232,000	173,157
Redeemable preferred stock and cumulative dividends payable	—	16,221
Shareholders’ equity	306,794	189,757

Total liabilities and shareholders’ equity	$1,463,663	$730,642

EBITDA
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Management believes that such non-GAAP information is useful to investors because it provides meaningful information to assess the Company’s core operations and perform financial analysis on comparative periods and peer group data. This non-GAAP information also is used by management to assess the Company’s core operations, allocate resources and make strategic decisions. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.

Reconciliation of EBITDA ($ in thousands)

			**
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Jan. 1, 05	Jan. 3, 04	Jan. 1, 05	Jan. 3, 04
Net income	$(5,308)	$17,613	$11,963	$45,313
+ Interest expense	15,857	6,307	43,879	21,521
+ Income taxes	678	314	6,971	18,781
+ Depreciation and amortization expense	15,773	8,829	48,954	38,693

EBITDA	$27,000	$33,063	$111,767	$124,308

Reconciliation of Adjusted EBITDA ($ in thousands)

			**
	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Jan. 1, 2005	Jan. 3, 2004	Jan. 1, 2005	Jan. 3, 2004
EBITDA	$27,000	$33,063	$111,767	$124,308
+ Restructuring Charge	318	—	15,687	—
+ Non-cash purchase acct. adjustments	472	—	24,257	—
+ Other (currency, transaction costs, other)	3,675	4,113	7,118	11,323

*Adjusted EBITDA — defined in credit agreement	$31,465	$37,176	$158,829	$135,631

* Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of adjusted EBITDA in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, cash charges resulting from the acquisition of Polypore, Inc. that arise within six months of the closing of the Transaction, restructuring and acquisition integration costs and certain salary and bonus payments made to former officers of Polypore, Inc., prior to the closing of the Transaction, who are no longer affiliated with us as a result of the Transaction, and payments under two operating lease agreements that the company intends to have refinanced.

** Statement of operations data presented for the twelve months ended January 1, 2005 represents the combination of historical results for the periods from January 4, 2004 through May 1, 2004 and May 2, 2004 through January 1, 2005.